Abe N. Reichental
President and Chief Executive Officer
October 9, 2007
Personal and Confidential
Mr. William J. Tennison
12007 Ulsten Lane
Huntersville, NC 28078
Dear Bill:
     This letter sets forth our agreement related to your leaving employment with 3D Systems Corporation and its subsidiaries (the “Company”).
     Termination Date and Severance Payments
     If (a) you accept this letter agreement and sign the attached Agreement and General Release within 21 days after the date of this letter agreement set forth above, (b) you do not revoke the Agreement and General Release within the time permitted, and (c) this letter agreement is approved by the Compensation Committee of the Company’s Board of Directors, then this letter agreement will become effective as of the date set forth above (the “Effective Date”), the date of termination of your employment with the Company will be December 31, 2007 (the “Termination Date”), and you will be entitled to continue to receive your current compensation during the period from the Effective Date until the Termination Date (which payment may be deferred until the conditions for effectiveness have occurred). During such period you will either continue to work in the office or be deemed to be on administrative leave, as mutually agreed, and you will provide the Company such transition services as the Company may request in order for you to wind up your duties to the Company and transfer your responsibilities to other employees, and to otherwise promote a smooth transition in such duties and responsibilities. The Agreement and General Release becomes effective on the eighth day after you sign it, if you have not revoked it (or, if later, on the date this letter agreement is approved by the Compensation Committee).
     If you do not accept this letter agreement and sign the attached Agreement and General Release within 21 days after the date of this letter agreement set forth above, or if you revoke the Agreement and General Release within the time permitted, or if this letter agreement is not approved by the Compensation Committee of the Company’s Board of Directors, then this letter agreement will not become effective, neither you nor the Company will have any obligations hereunder, and your employment with the Company will terminate as of the date of this letter agreement set forth above, which will then be the “Termination Date.”

     All payments made to you under this letter agreement will be subject to legally required and authorized deductions, including tax withholding, reported on a Form W-2, and by your execution of this letter agreement you agree that the Company shall be entitled to make such withholdings.
     We will use our reasonable efforts to obtain the approval of the Compensation Committee of the Board of Directors promptly after you sign and return to us the attached Agreement and General Release.
     Position with the Company
     Effective at the close of business on the date of this letter, you will cease to be a Vice President, as well as Controller and Chief Accounting Officer, of the Company and an officer or director of any subsidiaries of the Company in which you act as a director or an officer, but, subject to the effectiveness of the attached Agreement and General Release, you will remain an employee of the Company, on administrative leave, until the Termination Date.
     Bonus
     If this letter agreement becomes effective as set forth above, you will use all reasonable efforts to assist the Company in the preparation of its financial statements for the periods ended September 30, 2007 as well as its Quarterly Report on Form 10-Q for the periods then ended. If that Form 10-Q is filed with your assistance on or before November 9, 2007, you will be entitled to receive a $10,000 cash bonus, payable on your Termination Date.
     Medical and Dental Coverage
     Your medical and dental coverage will cease on the last day of your Termination Month. After that date, you will be notified of your right to elect coverage under the Company’s medical and dental plans by paying the full cost of such coverage (“COBRA Coverage”) for a period of up to eighteen months after your Termination Date.
     Vacation
     You will be paid for your accrued but unused vacation on your Termination Date. You will not accrue any additional vacation after your Termination Date. At the date hereof, it is mutually agreed that you currently have accrued but unused vacation in the amount of 16 days as of September 21, 2007.
     Other Employee Benefits
     All other benefits will terminate pursuant to the terms and conditions of the specific benefit plans. General information about your benefits is available from the Human Resources Department.
     Consulting Relationship
     In addition to the foregoing, if the attached Agreement and General Release becomes effective, the Company desires to retain you following the Termination Date to carry out certain consulting activities, and by your entering into this letter agreement and the Agreement and General Release you agree to perform such services for the Company. The terms of this consulting arrangement are as follows:

     (a) Term of Retention. Subject to paragraph (e) below and to the approval of the Compensation Committee of the Board of Directors of the Company, the Company agrees to retain you as a consultant for a term commencing on the Termination Date and continuing until the close of business on December 31, 2008, and you accept such retention in such capacity.
     (b) Nature of Duties. You shall serve as a consultant to the Company and its subsidiaries, performing such assignments as shall be agreed to from time to time between you and the Company. You shall devote so much of your time and attention to the rendering of such consulting services as may reasonably be agreed upon under the direction of such officer or managerial employee of the Company (the “Supervisory Officer”) as the Company may designate from time to time.
     (c) Consulting Fees. In consideration for all consulting services to be rendered by you hereunder, subject to the approval of the Compensation Committee of the Board of Directors of the Company and to your compliance with the provisions of paragraphs (f), (g) and (h) below, the Company will pay you at the rate of $100.00 per hour for such services, provided that such services have been authorized by the Supervisory Officer. On a bi-weekly basis, you will submit an invoice to the Company, in reasonable detail, covering the services you have provided to the Company during such bi-weekly period, and you will be solely responsible for and shall pay when due any and all taxes required to be paid in respect of such services. Absent a bona fide dispute, said fees will be paid within 10 business days after receipt of your related invoice.
     (d) Reimbursement of Expenses. Upon presentation by you of appropriate vouchers therefor, the Company shall reimburse you for all reasonable out-of-pocket expenses incurred by you as may be requested by the Company in connection with the consulting services rendered by you under this letter agreement, all of which expenses must be incurred in compliance with the Company’s policies on expense reimbursements as in effect from time to time.
     (e) Termination. The term of your retention as a consultant under this letter agreement shall terminate prior to the expiration of the term stated in paragraph (a) above in the event of (i) your death or permanent and total disability or (ii) material breach by you of any provision of this letter agreement that is not fully remedied by you within thirty (30) days after written notice thereof is given to you.
     (f) Confidential Information. You agree that until the Termination Date, and thereafter as long as you are retained as a consultant pursuant to this letter agreement and permanently thereafter, you shall continue to be bound by the Confidentiality Agreement dated as of August 14, 2006 heretofore entered into between you and the Company and that, notwithstanding that Agreement, you will not directly or indirectly use for any purpose, or disclose or permit to be disclosed to any person, any Confidential Information (other than as specifically requested by the Company in writing). For purposes of this letter agreement, the term “Confidential Information” shall mean any nonpublic information relating to the Company or any of its subsidiaries or affiliates or the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sub-licensees, suppliers, personnel, plans or prospects of any of them, whether or not in written form and whether or not expressly designated as confidential, including without limitation any such information consisting of or otherwise relating to trade secrets, know-how, technology, designs, drawings, processes, license or sublicense arrangements, formulae, proposals, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information or projections, lists of suppliers or distributors or sources of supply.
     (g) Property of the Company. All records, files, drawings, documents, computer software and disks, and other written or recorded information relating to the business of the Company or any of the Company’s subsidiaries or affiliates possessed by you or to which you have access in the course of your employment by or retention as a consultant to the Company, whether prepared by you or otherwise, shall remain the exclusive property of the Company and shall be returned to the Company upon the later to occur of the Termination Date or the termination of your retention as a consultant to the Company for any reason.
     (h) Competition. Until the expiration of the Remaining Vesting Period (as defined below), you will not without the prior written consent of the Company, directly or indirectly, engage in competition with the Company or, directly or indirectly, enter into any arrangement with any business that is engaged in competition with the Company in any business conducted by the Company as of the Effective Date or in any geographic area in which the Company currently conducts business activities. You acknowledge that, given the nature and scope of your responsibilities with the Company and your participation in the Company’s business in all geographic areas where it conducts business, you are knowledgeable as to the scope of the Company’s business and as to what activities are competitive with the Company, and you acknowledge that the time and geographic scope of this covenant are reasonable in relation thereto.
     (i) Survival of Agreements. The agreements contained or referred to in paragraphs (f), (g) or (h) above shall survive the termination of your retention with the Company. No such termination shall in any event discharge or extinguish any claims or rights of the Company with respect to any breach of paragraphs (f), (g) or (h) above by you or other misconduct of you at any time on or prior to the date of any such termination.
     (j) Consultant Status. During the term of your consulting arrangement with the Company, you shall not be deemed by virtue of this letter agreement to be an employee of the Company or to be entitled to receive any compensation or to participate in any benefit program except for such as are expressly provided for in this letter agreement.
     Restricted Stock Purchase Agreement
     In connection with your separation from service, the Company has the right to repurchase 4,000 shares (the “Restricted Shares”) of the Company’s Common Stock currently held by you pursuant to the Company’s 2004 Incentive Stock Plan, which right the Company has the right to exercise, and would exercise, but for the agreements set forth in this letter agreement and the attached Agreement and General Release.
     The Restricted Shares are covered by a Restricted Stock Purchase Agreement dated as of May 14, 2007 (the “2007 Award”) between the Company and you. Under the terms of the Restricted Stock Purchase Agreement, the Company has the right to repurchase the Restricted Shares upon termination of your employment to the extent they have not vested in accordance with their terms, which terms provide for such vesting on May 14, 2010 (the “Remaining Vesting Period”).
     If this letter agreement becomes effective, then, in consideration of your execution and delivery of the Agreement and General Release and its binding effect, your agreement to render the transition services described above and your agreement not to compete with the Company as provided above, and as further consideration for your services as a consultant and your other undertakings with respect thereto set forth above under the caption “Consulting Relationship,” the Company agrees that, except as set forth herein, it will refrain from repurchasing 2,000 of the Restricted Shares covered by the 2007 Award during the Remaining Vesting Period, it being understood, however, that the Company’s right to repurchase such Restricted Shares shall continue in accordance with the terms of the Restricted Stock Purchase Agreement for the duration of the Remaining Vesting Period, and if, as determined by the Company in its sole discretion, you violate any provision of paragraphs (f), (g) or (h) above under the caption “Consulting Relationship” or fail or refuse (other than with the prior written agreement of the Company) to provide the consulting services provided for in this letter agreement prior to the expiration of the Remaining Vesting Period, such Restricted Shares shall be forfeited to and repurchased by the Company in accordance with the terms and conditions of the Restricted Stock Purchase Agreement as if such right to repurchase had been exercised on the date of this letter agreement. In the event of your death or permanent and total disability, the provisions of the Restricted Stock Purchase Agreement relating to death or disability shall be applied to determine your rights in such Restricted Shares.
     At the Termination Date, the Company exercises its right to repurchase the remaining 2,000 of the shares covered by the 2007 Award at $1.00 per share under the terms of the Restricted Stock Purchase Agreement. You agree to deliver to the Company on or before the Termination Date the stock certificate representing such shares with appropriate duly executed stock powers and other documents required by the Restricted Stock Purchase Agreement or reasonably requested by the Company so that it may so repurchase such shares, and the Company will thereupon deliver to you a check for $2,000 covering payment of the purchase price of such shares upon delivery of the foregoing documents in satisfactory form and arrange for the delivery to you of a certificate covering the remaining 2,000 shares of Common Stock covered by the Restricted Stock Purchase Agreement subject to the terms and conditions of that agreement.
*     *     *     *     *
     You have up to 21 days from the date you receive this letter to decide whether to accept the terms described in this letter and the Agreement and General Release. You may also consult with a lawyer of your own choice before signing this letter agreement and the Agreement and General Release attached hereto.
     You may indicate your acceptance of the terms and conditions set forth in the Agreement and General Release by signing and returning the Agreement and General Release. You then have 7 days within which you may revoke the Agreement and General Release. If you revoke the Agreement and General Release, this letter agreement will not become effective and you will not be entitled to the severance package described above. You may, but you are not required to, waive the passage of the 21-day period described above by signing the Election that appears at the end of the Agreement and General Release.

     This letter agreement and the attached Agreement and General Release together constitute the full, final and complete expression of the agreements between you and the Company with respect to the subject matter hereof and thereof, and together supersede all prior or contemporaneous discussions or agreements, written or oral, with respect thereto except for the Confidentiality Agreement referred to above.
     This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina, without giving effect to the principles of conflicts of law.
     This letter replaces and supersedes our letter to you dated October 4, 2007.
     Please review this letter agreement and the attached Agreement and General Release carefully. If you have any questions or need additional information, please contact Bob Grace at (803) 326-3989 or Diana Eastep at (803) 326-3931, respectively. If you so agree, please indicate your agreement to the terms of this letter agreement and the Agreement and General Release by executing a copy of each in the place provided for your signature and delivering them to the Company.

Sincerely, 3D SYSTEMS CORPORATION
By	/s/Abraham N. Reichental
	Name:	Abe Reichental
	Title:	President and Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ William J. Tennison Signature of Employee

Attachment
AGREEMENT AND GENERAL RELEASE
I. ACKNOWLEDGEMENT OF ADEA RELEASE AND OTHER MATTERS
By signing this Agreement and General Release, I acknowledge that:
I have carefully read this Agreement and General Release as well as the accompanying letter agreement.
I have had up to twenty-one (21) days to consider signing this Agreement and General Release.
I acknowledge that I have been advised to consult with a lawyer of my choice before signing this Agreement and General Release, and I acknowledge that I have had a reasonable period of time to do so.
I am knowingly and voluntarily entering into and signing this Agreement and General Release free of duress and coercion and I realize that I am waiving, releasing, and discharging important rights and possible claims by signing this Agreement and General Release.
I am receiving special severance benefits to which I was not otherwise entitled, which provide the consideration for this Agreement and General Release.
I understand that this Agreement and General Release will not become effective until the eighth (8th) day following the date on which I sign it.
II. GENERAL RELEASE
I understand that, in consideration of my signing this Agreement and General Release, the Company, will provide me with severance and benefits as described in the accompanying letter agreement which exceed what I am otherwise entitled to receive from the Company upon the termination of my employment and to which I am not entitled if I do not sign this Agreement and General Release.
I knowingly and voluntarily waive, release and discharge, for myself, my heirs, executors, administrators, personal representatives, and assigns, the Company and each of its subsidiaries, and their respective predecessors, partners, insurers, affiliates, successors, and assigns, and each of their respective employees, officers, directors and agents from all claims, liabilities, demands, causes of action of whatever kind or nature, whether known or unknown, including, but not limited to, contract claims, claims for bonuses, severance pay, vacation or holiday pay, employee or fringe benefits, and claims based on any state or federal wage, employment, or common laws, or amendments thereto, including but not limited to: (i) any claim under the Employer Retirement Income Security Act (ERISA); the Family Medical Leave Act (FMLA); the Age Discrimination in Employment Act (ADEA); the Older Workers Benefits Protection Act (OWBPA) of 1990; the Workers Adjustment and Retraining Notification Act (WARN); the Americans With Disabilities Act (ADA); the Comprehensive Omnibus Budget Reconciliation Act of 1986 (COBRA); the Fair Labor Standards Act (FLSA); the National Labor Relations Act, as amended (NLRA); Uniformed Services Employment and Reemployment Rights Act of 1944 (USERRA); and Executive Order 11246; (ii) the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981; the Civil Rights Act of 1871, as amended, 42 U.S.C. § 1983; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(c) et seq.; (iii) any and all claims for wages, commission, salary, bonus, and/or any other type of compensation; (iv) any claim existing under state, federal,

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Executive Order, or common law arising from my present work status, or my application for a visa or work card (“green card”); (v) any municipal, state, or federal anti-discrimination, civil rights, or human rights laws, including but not limited to any claim based on age, gender, sex, race, color, religion, national origin, marital status, sexual orientation, ancestry, national origin, parental status, handicap, disability, and veteran status; (vi) any other claims relating to or arising out of my employment relationship with the Company, including but not limited to workers’ compensation and any claim for retaliatory or wrongful discharge; and (vii) any other claim, including but not limited to, claims for severance pay, back pay, fringe benefits, breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, mental anguish, loss of employment prospects, loss of reputation, misrepresentation, intentional acts, personal injury, invasion of privacy, violation of public policy, negligence, statutory or common law for any compensatory or punitive damages or attorney fees
III. AFFIRMATION
I acknowledge that the Employee Confidentiality Agreement that I previously entered into with the Company shall be incorporated herein and shall survive this Agreement and General Release.
IV. REIMBURSEMENT; COMPANY PROPERTY
I agree to reimburse the Company for amounts, if any, owed to it or to any affiliate and I agree that the Company may at its option deduct such amounts from any payments owed to me by the Company, including amounts owed under the accompanying letter agreement. I agree to deliver to the Company all records and documents related to the business of the Company and any other Company property in my possession no later than the close of business on my Termination Date, except to the extent that the General Counsel of the Company has agreed in writing that I may retain copies of specified items of property or specified agreements or other documents, but as to such agreements or other documents, I will maintain their confidentiality and not disclose them to anyone other than employees of or legal advisors to the Company or use any of them for the benefit of any competitor of the Company, except for agreements that have been publicly disclosed by the Company.
V. REVOCATION
This Agreement and General Release will not become effective until the eighth day following the date on which I sign it (or, if later, when the accompanying letter agreement is approved by the Compensation Committee of the Company’s Board of Directors). I understand that for seven (7) days after I sign it I may revoke this Agreement and General Release by delivering written notification of revocation to Robert M. Grace, Jr., Vice President, General Counsel and Secretary, 333 Three D Systems Circle, Rock Hill, South Carolina 29730. The Company must receive my written revocation by the close of business on the seventh day following the date this Agreement and General Release is signed. I understand that if I revoke this Agreement and General Release, I will not be eligible for any severance or other benefits under the severance package described in the accompanying letter agreement.

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VI. CONFIDENTIALITY
I acknowledge and agree that the Company may make public disclosure of this Agreement and General Release and the accompanying letter agreement and file copies hereof and thereof with the Securities and Exchange Commission and other governmental or regulatory authorities. Except to the extent that such has been publicly disclosed by the Company, I agree not to discuss or disclose, directly or indirectly, the terms of this Agreement and General Release with any third party except my spouse, attorney, accountant, tax advisor or the appropriate taxing or other governmental authorities or in order to enforce its terms or as required by law, regulation or court order, except that I understand that I am free to disclose the tax treatment and tax structure of this transaction without limitation.
I HAVE CAREFULLY READ THIS AGREEMENT AND GENERAL RELEASE AND FULLY UNDERSTAND EACH AND EVERY TERM AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.

William J. Tennison Name of Employee	/s/William J. Tennison Signature of Employee

Date: 10/9/07
ELECTION TO EXECUTE PRIOR TO EXPIRATION OF
TWENTY-ONE DAY CONSIDERATION PERIOD
(To be signed only if Agreement and General Release is signed prior to expiration of 21 days after it is presented to employee)
I understand that I have up to twenty-one (21) days within which to consider and execute the foregoing Agreement and General Release. However, after having had sufficient time to consider the matter and to consult with counsel, I have freely and voluntarily elected to execute the Severance and Release Agreement before the twenty-one (21) day period has expired.

/s/ William J. Tennison
Signature of Employee

10/9/07
Date

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